Exhibit 99.1
VOLCANO CORPORATION ANNOUNCES EXERCISE
OF OVER-ALLOTMENT OPTION
     (RANCHO CORDOVA, CA), June 20, 2006—Volcano Corporation (NASDAQ: VOLC) announced today that the underwriters exercised their over-allotment option in full on Tuesday, June 20, 2006. The option was granted in connection with the company’s initial public offering of 6,800,000 shares on June 14, 2006. The company granted the underwriters an option to purchase up to an additional 1,020,000 shares to cover over-allotments. Proceeds from the offering after deducting underwriting discounts and commissions, but before expenses are expected to be approximately $58.2 million.
     J.P. Morgan Securities Inc. and Piper Jaffray & Co. are serving as joint book-running managers for the offering, with Bear, Stearns & Co. Inc. and Cowen and Company, LLC serving as co-managers.
     A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     A final prospectus for the offering may be obtained from the prospectus department of either J.P. Morgan Securities, Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, or Piper Jaffray & Co., 800 Nicolet Mall, Suite 800, Minneapolis, MN 55402.
About Volcano Corporation
Founded in 2000, Volcano Corporation develops, manufactures and commercializes a broad suite of intravascular ultrasound and functional measurement products that enhance the diagnosis and treatment of vascular and structural heart disease.
For further information, contact investor relations at (916) 281-2645.